Exhibit 99.1

FINAL TRANSCRIPT

Thomson streetevents”

Conference Call Transcript

SORC - Q1 2008 Source Interlink Companies Earnings Conference Call

Event Date/Time: Jun. 11. 2007 / 4:30PM ET

Thomson StreetEvents	www.streetevents.com	Contact Us

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Jun. 11. 2007 / 4:30PM ET, SORC - Q1 2008 Source Interlink Companies Earnings Conference Call

CORPORATE PARTICIPANTS

 Jonathan Lesko

 Brainerd Communicators - IR

 Michael Duckworth

 Source Interlink Companies - Chairman

 Marc Fierman

 Source Interlink Companies - CFO

 Alan Tuchman

 Source Interlink Companies - Interim Co-CEO

 Jim Gillis

 Source Interlink Companies - Interim Co-CEO

CONFERENCE CALL PARTICIPANTS

 Bob Labick

 CJS Securities - Analyst

 Barry Sine

 Oppenheimer - Analyst

 James Adams

 Scopia Capital - Analyst

 Jamie McKeough

 Onward Capital - Analyst

 PRESENTATION

Operator

 Good afternoon, ladies and gentlemen, and welcome to the Source Interlink Companies fiscal 2008 first-quarter earnings teleconference call. (OPERATOR INSTRUCTIONS). At this time, all participants are in a listen-only mode. We will be conducting a question-and-answer session later in the conference. (OPERATOR INSTRUCTIONS). The conference is being recorded today, Monday, June 11, 2007.

At this time, I would like to turn the conference over to Jonathan Lesko of Brainerd Communicators to read the forward-looking statements. Please go ahead, sir.

 Jonathan Lesko - Brainerd Communicators - IR

 Thank you and good afternoon. Thank you for joining us for Source Interlink Companies’ quarterly conference call. Before we begin, we want to remind you that management’s remarks today will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial positions, working capital needs and opportunities for growth.

When used on this call, words such as anticipate, may, will, believe, intend, expect and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve certain risks and uncertainties, actual results and timing of events may differ on a material basis from those discussed herein.

Factors that cause or contribute to such differences include but are not limited to the risks and uncertainties as discussed in reports previously and subsequently filed by us with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2007.

After management’s presentation, we will take your questions. As a reminder, management will be referring to a slide presentation during a portion of today’s call. This slide presentation is available on the Source Interlink website.

With that, I turn the call over to Source Interlink Companies’ Chairman, Michael Duckworth. Please go ahead, sir.

 Michael Duckworth - Source Interlink Companies - Chairman

 Good afternoon and thank you for joining us on our first-quarter earnings call. With me today are Jim Gillis and Alan Tuchman, our Interim Co-Chief Executive Officers, as well as Marc Fierman, our CFO.

As just mentioned, we are going to use slides for my portion of today’s call in order to enhance our communications effort. I will move now to slide 3, which is the agenda for today.

In addition to recapping the first quarter’s results, we will be introducing financial guidance for the fiscal year. I will also devote a substantial portion of my comments to providing some additional detail on the strategic and financial rationale underlying our acquisition of Primedia’s Enthusiast Media Group.

We believe this acquisition provides us with the opportunity to leverage the platform that we have built over the last several years to capture a greater portion of the value chain in media. The acquisition diversifies our earnings and revenue stream and improves our operating margins. It allows us to eliminate inefficiencies in the distribution of magazines and to optimize sell-through of the publications we own. As I will discuss in greater detail, this transaction represents a very logical next step in Source’s growth and diversification.

Following my remarks, I will ask Marc Fierman to discuss our first-quarter results and provide an update on where we stand in achieving synergies from our Alliance, Levy and Anderson acquisitions, as well as those we expect to achieve in the Enthusiast Media acquisition. Everyone will then be available to take your questions.

Moving to the next slide, Source performed favorably in the first quarter against a backdrop of challenging markets at retail for music and at the newsstand for magazines. We posted solid growth in adjusted EBITDA over last year’s first quarter. In the first quarter of fiscal 2008, we reported adjusted EPS of $0.10 per share on revenues of approximately $475 million. Revenues were up 6% over the prior year.

First-quarter adjusted EBITDA totaled $16 million, an increase of 11% year over year, and our adjusted income from continuing operations was $5.2 million. As we have discussed on previous calls, our objective is to drive costs out of our distribution business in order to create the most efficient platform and best serve our customers. Our year-over-year growth shows that we are making progress, and we intend to capitalize on the synergies and efficiencies inherent in our Company.

Turning to slide 5, I will recap where we are on that score. To date, we have captured more than $21 million in synergies from our Alliance, Levy and Anderson transactions, and we have identified another $18 million that are achievable over the next three years, bringing us to a total of almost $40 million in synergies from prior acquisitions. Marc will comment on these synergies in detail in his formal remarks. He will also discuss the expected near-term synergies from the Enthusiast Media transaction, which total an additional $18 million of annualized savings in the first 12 months after closing. By the third year, these savings should increase to nearly $22 million.

Let’s turn to slide 6 and discuss our segment results for the first quarter. The magazine business continues to perform well in our key specialty store accounts, which include the nation’s leading bookstores. In May, we were named the exclusive supplier to all 1200-plus Borders and WaldenBooks stores. This is a tremendous achievement and a great expansion of our relationship with Borders.

Our magazine segment results for the first quarter show a ramp in profitability year over year, due largely to the acquisition of the Anderson Southern California and mid-Atlantic markets near the end of last year’s first quarter. The newsstand end of the business continues to be choppy for certain categories, but it is an environment in which we are well-positioned to manage by virtue of our diverse retail relationships, our scale and our leading market share. We have grown this business tremendously and are profitable in an environment where many others are not.

Our objective is to grow our footprint and to harvest the benefits of scale. On the latter point, we continue to make progress on the realization of synergies both from the Anderson and Levy acquisitions.

Looking at our DVD and CD business on slide 7, our sales mix continues to trend in favor of DVDs. In the first quarter, the sales mix was 53% DVDs and 47% CDs, the first time in our history that DVDs represented the majority of sales for this division. Our DVD sales were up more than 18% over last year, well ahead of the broader market growth of less than 2%. We’re seeing the benefit of recent customer wins like Walgreens and Rite Aid, as well as expansion with all customers in the DVD business and continued expansion of our online fulfillment business.

It should be no surprise that our CD sales are soft, given conditions in the music industry, particularly the increased popularity of digital downloading and a weak new release schedule. However, we believe our CD business can perform somewhat better than the industry trends over time. The CD business is highly seasonal, with the best-selling new releases concentrated in the summer and holiday seasons. Over time, Source tends to perform better than the industry due to our diversity, our scale, our growing Internet fulfillment capability, and most importantly, our deep catalog. We have the largest repository of DVDs and CDs in North America. This catalog reduces our exposure to the more volatile new release market. We also continue to be very disciplined in managing our cost structure to address the trends in the music business.

There is still value to be created in the CD business and we will continue to capitalize on the volatility in the market to garner greater share of the music distribution pipeline. There are a couple of ways in which to do this. First, we see additional opportunities to manage the CD business of new retail customers. Outsourcing CD distribution to Source is the right response for retailers in this volatile marketplace. Our industry knowledge, depth of product and ability to manage the category efficiently create significant value for everyone in the supply chain.

Second, our proprietary VMI capability, a highly sophisticated software system, allows us to determine which product and how much of those products should be on display all the way down to the store level. This capability creates value for our clients that is very difficult to duplicate.

Based on our expertise, our value-added services and our deep catalog, we believe that Source will continue to be the consolidator of the CD distribution industry.

So to wrap up comments on Alliance’s first quarter, the business overall is clearly moving in the right direction, and we think we’re building share as we leverage our retail relationships across the Company.

So as we look at Source today, we have a company that is showing improvement over the prior year and is making steady progress, despite the challenges of a choppy retail environment. The steps that we have taken to streamline operations and reduce costs are now driving improvement of our bottom line and we are now positioned to realize the benefits of this platform we have built. However, we recognize that in order to grow the Company and build long-term shareholder value, we must do more than control costs and streamline operations.

Please turn to slide 8. In order to build long-term value for our shareholders, we need to seek opportunities for growth that build upon our core competencies and our market leadership position in media distribution. By utilizing our distribution and merchandising platform to acquire valuable content, we can diversify into higher-margin revenue streams and capture incremental value in a changing media industry.

That brings us to our acquisition of Primedia’s Enthusiast Media Group. This transaction is really an ideal strategic fit for Source. The Enthusiast titles include 76 magazines and 90 related Web properties, as well as branded products, events and TV programs, all targeted to special-interest audiences that are loyal and demographically attractive to advertisers. In fact, the group offers the largest penetration of the 18-to-34-year-old male demographic and is the largest aggregation of Enthusiast titles in the U.S. The Enthusiast Media assets bring with them a strong subscription base, stable advertising revenue and profitable, fast-growing online revenue.

Beyond the fact that these are valuable properties, Enthusiast Media is a very well-run company. It is a solid business that represents, in our view, a conservative and attractive entry point into content.

The acquisition is also consistent with our corporate culture and entrepreneurial spirit. From our early days in consolidating the RDA and rack manufacturing business and then integrating into the physical distribution of magazines, Source has time and again operated as an entrepreneurial business that drives change as a means of creating value. With the Enthusiast Media deal, we’re taking that same approach and moving one step further up the value chain.

I will move now to slide 9 and talk a bit more about what Enthusiast Media does for Source. Acquiring ownership of Enthusiast Media’s content does four things for our existing business – it enables us to leverage the platform and knowledge we possess as the nation’s largest wholesaler of magazines; it diversifies and opens new sources of revenue and earnings; it adds attractive margin and cash flow; and finally, it adds a growth platform to our Company.

Understanding how this acquisition leverages our platform requires a look at what we have accomplished on the magazine side of the business. Wholesale print distribution has been a hugely inefficient market for many, many years. Operating in a highly fragmented industry, we have been able to drive consolidation from over 350 wholesalers several years ago to an environment today where about 90% of the nation’s single-copy magazines are handled by four wholesale distributors.

Our roll in this consolidation has improved our profitability and positioned us to benefit from the economies of scale. Along the way, we have gained unique insight into what sells were; we have served as category manager in many locations nationwide; and we have introduced magazines to retail formats that would not have considered the category without us.

As a wholesaler and merchandiser, we have access to critical point-of-sale information that can make the magazine publisher more efficient. We help publishers reduce the number of copies printed, improve their sell-through and reduce returns, which optimizes profitability for publishers, retailers and wholesalers alike.

From Source’s perspective, the acquisition of Enthusiast Media is a logical next step in the evolution of how magazines are printed and delivered into the hands of the consumer. There are significant efficiencies to be gained in this process, and Source has the unique position to understand, identify and achieve them.

Based on our discussions with our business partners since the announcement of the acquisition, we believe that publishers and retailers like are aligned with us in our effort to make this channel more efficient and more profitable for all.

In addition to the print side, I want to highlight the significant and very attractive growth opportunities beyond the core magazines. Enthusiast Media has been a leader in moving its print content online. Leveraging the branded online portfolio of websites will be an essential component of our growth strategy moving forward. We will continue the great work Enthusiast Media has done to build this platform, with the vision of delivering on-demand content to our customers and creating growth opportunities from licensing, online revenue initiatives and events that capitalize on the power of our content.

On slide 10, we offer a glimpse of what the combined company looks like and how the pieces fit together. Publishing revenue, which includes advertising, subscription, newsstand sales and online revenue, immediately becomes 22% of our revenue base and will contribute over half of our EBITDA. This acquisition more than doubles our current EBITDA and moves our margins from the more traditional distributor-type margins in the 4% range up to the 9% range. Given Enthusiast Media’s loyal readership and high renewal rates, this business is also very stable and consistent.

On the newsstand side, we will apply our retail expertise to benefit the single-copy sales of Enthusiast Media publications in order to optimize draw and improve sell-through, as I have discussed.

Our next slide illustrates what we currently expect from the Enthusiast Media acquisition, and in a moment I will follow up with our guidance for Source stand-alone for fiscal 2008 so that you can begin to get a picture of what we are creating.

Enthusiast Media is expected to produce approximately $110 million in annualized EBITDA. We anticipate improving on that performance as we implement $18 million in synergy initiatives within the first 12 months from the close. We anticipate that these initiatives will result in one-time costs of approximately $3.6 million in fiscal 2008. And as consistent with the way we have presented our numbers in the past, these costs are excluded from adjusted net income.

This transaction will be accretive to adjusted net income in the first year following the close. This statement is based on the expected EBITDA and synergies I have just outlined compared against projected combined interest expense in the $110 to $115 million range. After the initial $18 million in synergies are achieved, we anticipate additional synergies that will bring the total to nearly $22 million after three years of our ownership.

As we look ahead, we see revenue growth for Enthusiast Media in the low single digits and EBITDA growth in the mid-single digits.

And finally, if and when we add new titles to our new content division, we would anticipate a substantial opportunity to realize additional cost benefits.

Let’s now look at guidance for Source on a stand-alone basis for fiscal 2008 on slide 12. Obviously, we have not closed Enthusiast Media yet and we have not completed the financing, so we are going to defer providing guidance for the combined company until our next call. My prior comments on Enthusiast Media’s annualized performance expectations should give you some perspective in the meantime.

For Source stand-alone, we expect over $2 billion in revenue and between $80 and $85 million in adjusted EBITDA. Using a tax rate of approximately 40% and 53 million fully diluted shares, we’re estimating adjusted earnings per share from $0.57 to $0.62 for the full fiscal year of 2008.

I will now turn to slide 13. Moving into the content area is really a transformational event here at Source, but it is also at the same time a logical next step which leverages our existing distribution platform. It is a step that we are comfortable with taking, given our history of driving consolidation in the markets we serve.

Going forward, we have a clear vision and strategy to participate in the revolution of content delivery. Based on the annualized numbers I just outlined, our combined company will generate roughly $2.5 billion in revenue and north of $200 million in EBITDA, with a much more diversified revenue mix. We are excited about the opportunities in marrying our industry-leading distribution footprint with Enthusiast Media’s special-interest magazine titles and consumer websites.

Source’s existing business brings an unparalleled knowledge of how magazines are merchandised and sold, as well as relationships with the nation’s leading retailers. Enthusiast Media is a very well-run company with stable assets, diverse revenue streams and good opportunities for growth. And of course, there are the cost benefits associated with this combination as well. Achieving those benefits is a priority for our management team as we seek to generate the improved cash flow that we know this combination can produce.

Overall, we are very excited about our future at Source and we look forward to keeping you posted on our progress as we move through the year. With that, I will turn the call over to Marc for his financial review.

 Marc Fierman - Source Interlink Companies - CFO

 Thank you, Mike, and good afternoon, everyone. Today I will review our first-quarter consolidated operating results from continuing operations, as well as results from our four reporting segments. Results have been adjusted to reflect the sale of our wood manufacturing business during the quarter, a division of the in-store services segment, and is reported as a discontinued operation.

On a GAAP basis, for Q1 the Company reported income from continuing operations of $3.2 million compared to $2.9 million last year, resulting in diluted earnings per share of $0.06 compared to $0.05 last year.

We also present financial results from continuing operations on an adjusted basis. This presentation is intended to reflect the manner in which management views the business, which eliminates certain noncash expenses as well as costs related to consolidating acquisitions and certain nonrecurring events.

In the first quarter of this fiscal year, consistent with last year, this view excludes the noncash amortization of intangible assets resulting from acquired entities and the noncash expense associated with compensation expense for stock options under FAS 123. For a detailed listing of these adjustments, please refer to the reconciliations on the home page of our website at www.sourceinterlink.com by selecting Reconciliation of Non-GAAP Financial Measures.

As a reminder, magazine segment results include the acquisition of the Anderson market areas as of March 30, 2006.

The following are the adjusted consolidated results from continuing operations for the first quarter compared to the same period last year.

Net revenue increased 6.1% to $475.4 million. Gross profit increased 11.8% to $99.5 million, while gross profit margins increased to 20.9% from 19.9%. Operating income increased 17.4% to $12.2 million and operating margins increased to 2.6% from 2.3%. Income from continuing operations totaled $5.2 million compared to $4.9 million last year, computed on a 40% tax rate for both periods.

Earnings per share are $0.10 compared to $0.09 last year. The wood manufacturing division, now a disc op, contributed approximately $0.01 of earnings last year. EBITDA from continuing operations totaled $16.1 million compared to $13.5 million last year, a 19% increase. As a reminder, the wood division contributed about $800,000 of adjusted EBITDA last year in the first quarter and $2.7 million for the year on sales of $6.7 million and $26.2 million, respectively.

Effective first quarter of this year, the Company has modified the allocation of certain shares services expenses to the operating segments to correspond with the change in management’s view of each segment’s operating structure. This view attempts to better approximate the performance of each segment as if it operated independently under our current management structure. This change has no effect on consolidated results.

Also note that for comparative purposes, adjusted segment results presented for last year have been restated to reflect this change. Please see our earnings release for the impact on each segment by quarter for the prior year.

Adjusted results for Q1 compared to the same period last year are as follows. Net revenue in the magazine fulfillment segment increased 20% to $233.9 million, reflecting in large part a full quarter of sales related to the Anderson acquisitions compared to one month last year. Gross profit increased 28.5% to $55.1 million and gross margin increased to 23.5% from 22% due primarily from improved publisher pricing.

Operating income increased 91.3% to $5.9 million and operating margin for the quarter increased to 2.5% from 1.5%. Operating income improved primarily as a result of the margin improvement on higher sales, as well as cost savings realized from merging the Anderson market areas into our existing operations, particularly the previously discussed facility consolidations on the East and West Coasts. EBITDA increased 81.2% to $7 million.

Net revenue in the DVD and CD segment decreased 4.1% to $230.8 million. DVD revenue increased 18.3% to $118.7 million, offsetting a CD revenue decline of 21.2% to $107.6 million. Gross profit decreased 3% to $39.9 million, while gross profit margin increased to 17.3% from 17.1%, due primarily to improved pricing from DVD and CD vendors compared to last year.

Operating income decreased 8% to $8.5 million and operating margins decreased slightly to 3.7% from 3.8%, due in part to higher depreciation in the current year. EBITDA decreased 1.5% to $10.6 million.

Revenue in the in-store services segment, which includes information services, magazine rebate claiming, and sales of manufactured metal store fixtures, decreased 12.9% to $10.7 million. Gross profit decreased 9.1% to $4.5 million, while gross profit margins increased to 42.1% from 40.3%.

Operating income decreased 15.9% to $2.4 million and operating margins decreased to 22.4% from 23.2%. EBITDA decreased 20.1% to $2.4 million. The decline was primarily due to the timing of payments received on submitted RDA claims, which drives revenue recognition, as well as weakness in the wire store fixture business compared to last year.

Shared services, which consists of corporate expenses and certain costs associated with the operating segments, decreased 3.9% to $4.6 million. The reduction was due in part to terminating a corporate aircraft lease and closing our New York City facilities during the quarter.

For the quarter, on a GAAP basis, cash provided by operating activities was $6.9 million, while CapEx was $4 million and depreciation of fixed assets $3.7 million. Net interest expense during the quarter was $3.5 million compared to $2.2 million last year. The increase is primarily due to increased debt associated with past acquisitions and somewhat higher interest rates compared to last year.

The following are some balance sheet highlights as of April 30, 2007 – total assets of $1 billion; cash on hand of $14.5 million; working capital of $30.1 million; revolving bank debt of $112.7 million, and that revolving bank debt as of last week was $76.3 million, with an average monthly revolver balance during the quarter of $128.9 million. Other debt of approximately $40 million includes a mortgage loan of $19.5 million, and we had stockholders’ equity of $442.8 million.

I will now update you on the status of synergies realized and synergies expected. As Mike mentioned, through April 30, 2007, Source has achieved a total of approximately $21.1 million of synergies related to the acquisitions of Alliance, Levy and the Anderson market areas, which break down as follows – $10.2 million from the Alliance transaction, which primarily reflects savings from administrative overhead, freight, insurance and corrugated packing materials; $8.6 million from Levy, which includes reductions in operating costs, as well as some revenue and margin improvements; and $2.3 million from Anderson, which reflects primarily the initial benefit of consolidating four major distribution facilities on the East and West Coasts into two.

As Mike also indicated in his remarks, we see approximately $17.8 million of additional synergies related to the continued integration of our magazine distribution network and expect to recognize a benefit of a little over half that amount in this fiscal year. We expect the bulk of the savings to be derived from overhead and salary cost reductions, as well as improved routing efficiency and merchandising in those delivery areas. The balance of the $17.8 million is expected to be achieved through fiscal 2010 and is expected to include additional cost savings from continued improvements to and integration of magazine distribution operations. In total, that would bring the total synergies expected to be achieved for the Alliance, Levy and Anderson acquisitions to approximately $39 million on an annualized run rate basis.

Regarding the Enthusiast Media acquisition, we expect to achieve synergies of approximately $18 million within 12 months from closing on a run rate basis. We also foresee an additional $3 to $4 million by the end of year three, which would bring the total synergies to approximately $22 million. In the first 12 months, we expect synergy savings to come from the following areas – $10.9 million on a run rate basis from corporate and administrative areas where existing Source infrastructure will be utilized; $7.2 million on a run rate basis from operational savings in areas such as distribution, circulation, merchandising, copy rationalization and other operational improvements.

Before opening the call to questions, I would like to give you a few of the assumptions behind the fiscal 2008 financial guidance that Mike highlighted for you. Please note that guidance is for adjusted earnings in the manner described earlier in my discussions – anticipated interest expense of approximately $14 million; anticipated CapEx of $18 to $19 million; depreciation of approximately $16 million; and a tax rate of approximately 40%. And that is calculated on approximately 53 million diluted shares outstanding.

The above factors suggest expected adjusted earnings per share in the range of $0.57 to $0.62 for the year, calculated on approximately 53 million diluted shares and a 40% tax rate. And based on our current CapEx expectations, we would expect that the above performance will result in free cash flow generation of at least $50 million in fiscal 2008.

And having said that, I will now open the call for questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Bob Labick, CJS Securities.

 Bob Labick - CJS Securities - Analyst

 A couple of questions. First, probably a pretty simple one, but you put out $110 million in EBITDA for Enthusiast Media before synergies off of last year – it was just under $100 million, I think $97 million in their Q. Has there been an acquisition done by them, or is that all organic growth, or could you just get us from Point A to Point B on that?

 Michael Duckworth - Source Interlink Companies - Chairman

 There is some organic growth in those numbers in terms of some product relaunches and title relaunches and title extensions in those numbers. There are also some cost reduction opportunities. And it is really the run rate flow-through of the cost reduction opportunities that they have already put in place to date.

 Bob Labick - CJS Securities - Analyst

 Got it. Great. And in terms of – I think you said you expect this to close by the end of the July quarter. Is that right?

 Michael Duckworth - Source Interlink Companies - Chairman

 We are still targeting the mid-summer, and we think we can get this done in our second quarter.

 Bob Labick - CJS Securities - Analyst

Great. And then you put out an 8.5% range for the debt, and that is a blended debt with bank and notes? Or how should we look at that?

 Michael Duckworth - Source Interlink Companies - Chairman

 There are two components to the capital structure in terms of financing, both a bank deal and a high-yield component. And I don’t know that we have put out specific numbers yet, but that financing is fully committed and we’re going to be working with the banks in the next several weeks here to help them syndicate that transaction. And so once that is done, we will be able to disclose what our rates are actually going to look like.

 Bob Labick - CJS Securities - Analyst

 Okay, I thought I may have heard you say a number of $110 to $115 million in interest expense. Did I just mishear that on the call?

 Michael Duckworth - Source Interlink Companies - Chairman

 That is our estimate at this time.

 Bob Labick - CJS Securities - Analyst

 Fair enough. And then in terms of the combined company, obviously you gave the Source stand-alone CapEx and D&A. What should we expect on an annualized basis for consolidated D&A and CapEx and tax rate for the combined entity?

 Michael Duckworth - Source Interlink Companies - Chairman

 Again, at this point, we haven’t closed the transaction. We haven’t completed the debt financing. So at this point in time, we are holding our guidance to just the asset that we are in control of today. Obviously, once we close and at the appropriate time, we will try to give you guidance on the combined entity once it is under our full ownership.

 Bob Labick - CJS Securities - Analyst

 Great. And then, you obviously released a lot of numbers, which was very helpful, but it takes a little while to run through. In terms of the Alliance CD/DVD division, with the changeover to a majority of DVDs and the growth rate obviously faster there, how should we look at the margin progression? And how has the new sales of HD DVDs impacted that? Those are obviously higher price points. Has that been a benefit to the division yet, or do you expect it to be?

 Michael Duckworth - Source Interlink Companies - Chairman

 I am going to throw that over to Alan, who is here with us and runs that division for us.

 Alan Tuchman - Source Interlink Companies - Interim Co-CEO

 Well, you had a couple of questions there. On the margin side, the margin has held up. I think you heard that in Marc’s remarks. As far as the HD, the HD has not been a factor into our business yet. We are looking for I think more of a maybe year-end or next-year type situation where that really impacts our business. Right now, you have the HD and the Blu-ray, two different technologies. And the consumer I think is still guessing as to which one is going to be the one that wins out. We don’t care which one it is.

 Bob Labick - CJS Securities - Analyst

 Got it. I will get back in queue. I’m sure I’ll have a bunch of questions later. Thanks very much.

Operator

 Barry Sine, Oppenheimer.

 Barry Sine - Oppenheimer - Analyst

 Nice job with the quarter and the disclosure. On the Primedia transaction, I want to go back — you had mentioned, and I’d like to get some clarity on this, a 338(h)(10) election. Could you explain, in layman’s terms, what is that and how important is that in terms of the synergies you expect to record?

 Marc Fierman - Source Interlink Companies - CFO

 I guess in terms of — that was not included in the synergies we just discussed. It allows you to basically, for tax purposes, step up the basis of the assets and then amortize them over a period of time, generally 15 years. And that generates an additional tax deduction that we will be able to utilize as we go forward over those 15 years.

 Barry Sine - Oppenheimer - Analyst

 On the magazine part of the business, you announced during the quarter a new contract with Borders. Could you give some rough guidance in terms of how that compares to your old contractual relationship? Is this a significant jump-up in the revenue you will be doing with Borders?

 Jim Gillis - Source Interlink Companies - Interim Co-CEO

 Jim Gillis. Approximately $50million of retail sales.

 Barry Sine - Oppenheimer - Analyst

 $50 million incremental with Borders?

 Jim Gillis - Source Interlink Companies - Interim Co-CEO

 Correct.

 Barry Sine - Oppenheimer - Analyst

 And jumping around, on the CD/DVD side of the business, one of the items you mentioned on the first quarter that contributed to weakness was a weaker release schedule for CDs. I guess, Alan, this question is for you — could you discuss the second-quarter release schedule for CDs — your fiscal second quarter?

 Alan Tuchman - Source Interlink Companies - Interim Co-CEO

 There hasn’t been much of a change as far as what we anticipate in the second quarter. There’s been one significant release in Linkin Park, which has done well and has gone in the face of some of the volatility. But we are still not seeing the bulk of what we want to see as far as releases come — they’re being pushed back to the third and fourth quarter.

 Barry Sine - Oppenheimer - Analyst

 We’re not expecting a Paris Hilton from Prison CD or anything like that?

 Alan Tuchman - Source Interlink Companies - Interim Co-CEO

 No.

 Barry Sine - Oppenheimer - Analyst

 Just a couple of housekeeping questions. Is the Q going to be filed tonight?

 Marc Fierman - Source Interlink Companies - CFO

 Yes.

 Barry Sine - Oppenheimer - Analyst

 And what is the date of the sale of the wood division closing?

 Marc Fierman - Source Interlink Companies - CFO

 It was April 30, I believe — April 30 — the last day of the quarter.

 Barry Sine - Oppenheimer - Analyst

 And my last question is I think the Co-CEOs are still under Interim titles. Could you give a — I guess, Mike, this question is for you — an update on the CEO search?

 Michael Duckworth - Source Interlink Companies - Chairman

 Yes, obviously, through the course of the events that have taken place here up to the announcement of this transaction, a little difficult to have that process going on as you are transforming your business in the direction that we are today. I think at this point in time, both Jim and Alan will remain where they are in terms of focusing on their respective businesses. Steve Parr is joining us to continue to operate the Enthusiast Media Group. And I will remain here directing basically strategy and priorities for the Company for the foreseeable future.

 Barry Sine - Oppenheimer - Analyst

 So the search is not active at this point, in other words?

 Michael Duckworth - Source Interlink Companies - Chairman

 That is correct.

Operator

 (OPERATOR INSTRUCTIONS). James Adams, Scopia Capital.

 James Adams - Scopia Capital - Analyst

 A lot of my questions have been answered, but I just wanted to follow up on the one about the 338(h)(10) election. Can you give us an idea of the tax yield — the annual tax yield that you expect from that and for how many years?

 Marc Fierman - Source Interlink Companies - CFO

 Again, this is for 15 years, and this is an approximate number based upon the information that I have now — it is approximately $80 million deduction per year. So it would shelter $80 million of taxable income per year.

 James Adams - Scopia Capital - Analyst

 And another question — the $80 to $85 million of adjusted EBITDA guidance for the core business — that includes the, I think it was about $10 million of synergies that you expect to realize this year relating to the Alliance, Levy and Anderson deals? Is that—?

 Marc Fierman - Source Interlink Companies - CFO

 That is correct.

 James Adams - Scopia Capital - Analyst

 And on the financing for the Primedia acquisition, the mix of loans and bonds — could you give us any details on that, and also what sort of covenant package you would expect?

 Michael Duckworth - Source Interlink Companies - Chairman

 I think we would prefer to deal with that once that financing is actually in place.

Operator

 Jamie McKeough Onward Capital.

 Jamie McKeough - Onward Capital - Analyst

 I just wonder if you could give us an overview in terms of number of titles or percentage of revenue, or some way to understand the titles or what Source Interlink does for the Enthusiast already? How many of those titles are distributed by Source right now?

 Michael Duckworth - Source Interlink Companies - Chairman

 Let me say it in a couple of different ways. Enthusiast Media currently uses Time Warner Retail as a national distributor. And then in our geographic territories, or for any of the bookstore accounts, we would be the wholesaler for those titles today.

 Jamie McKeough - Onward Capital - Analyst

 Could you give us an example, even if it is just hypothetical, of how the combination may drive some incremental revenues — I’m wanting to say on the rate card, but just a more targeted audience for a publication allowing you to, I guess, charge a little more to the advertisers?

 Michael Duckworth - Source Interlink Companies - Chairman

 It is actually not through charging more. And one of the things we didn’t get into specifically, but one of the things that we like about the Enthusiast Media Group is they are not rate-base driven. I think only six of the 76-odd titles actually have a rate base. So that is a nice characteristic of these particular titles. It makes them somewhat more stable.

But in terms of the real savings here, what we bring to the table at Source is our knowledge of the retailer, our knowledge of where to place the magazine, how many magazines to put in the pocket. And the real savings here comes from maximizing how many magazines you put on the shelf — sometimes that number should be higher, sometimes it should be lower; maximizing the sell-through — how many go out the door and actually get purchased; and minimizing the returns. And the management of that process is what we have done most of our lives here at Source, and in being able to work much more closely with the publisher, I think that’s the value that we are going to bring to the table. Clearly we would do that today with any of the publishers, but it will be much easier to do with publishers that are resident within the Company.

Operator

 There are no more further questions in the queue. I would now like to turn it over to management for any closing remarks.

 Michael Duckworth - Source Interlink Companies - Chairman

 Well, again, we appreciate everybody taking the time. And we look forward to continuing to keep you posted as we make our progress. Thanks again.

Operator

 Thank you. That does conclude the Source Interlink teleconference call. You may now disconnect, and have a wonderful day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.